EXHIBIT 23.02

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Numbers 33-14356 on Form S-8 dated May 15, 1987, 33-53188 on Form S-8 dated October 13, 1992, 33-59673 on Form S-8 dated May 30, 1995, 333-39347 on Form S-8 dated November 3, 1997 and 333-65315 on Form S-8 dated October 5, 1998, of our report dated February 11, 2000, with respect to the consolidated financial statements and schedules of Moto Photo, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 1999.

/s/ Ernst & Young LLP

Ernst & Young LLP

Dayton, Ohio

May 21, 2001